EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS FOURTH QUARTER
NET INCOME OF $19.2 MILLION, AN INCREASE OF 294% OVER PRIOR YEAR;
REPORTS RECORD SALES AND EARNINGS FOR FISCAL YEAR 2006;
REAFFIRMS 1ST QUARTER EARNINGS OUTLOOK

Bensalem, PA, March 15, 2006 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales and earnings for the fourth quarter and fiscal year ended January 28, 2006. The Company’s reported results for the three and twelve month periods ended January 28, 2006 include sales and earnings from Crosstown Traders, Inc., since its acquisition on June 2, 2005.

Three Months Ended January 28, 2006
For the three months ended January 28, 2006, net income increased 294% to $19.2 million or $0.15 per diluted share. For the corresponding period ended January 29, 2005, net income was $4.9 million or $0.04 per diluted share. The increase in net income is attributable to the combination of solid increases in sales and operating margin for the Company’s retail stores segment, and the earnings contribution from Crosstown Traders, which was acquired on June 2, 2005, as well as a reduction in the Company’s tax rate for the quarter.

Net sales for the three months ended January 28, 2006 increased 36% to $799.6 million, compared to sales of $588.0 million for the three months ended January 29, 2005. Net sales for the Company’s direct-to-consumer segment were $155.8 million. Net sales for the Company’s retail stores segment increased 9% to $643.8 million. Consolidated comparable store sales for the Company’s retail store brands increased 7% during the three months ended January 28, 2006.

Commenting on sales and earnings, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “We are pleased to report strong year-over-year improvement for our fourth quarter. The increase was led by healthy sales and operating margin improvements at our Lane Bryant and Catherines Plus Sizes brands, which resulted in an overall increase in gross margin at our retail store brands of 80 basis points. Additionally, in our direct-to-consumer segment, Crosstown Traders met our profit objectives during the quarter, delivering the accretive earnings anticipated in our operating plan.”

Twelve Months Ended January 28, 2006
For the twelve months ended January 28, 2006, net income increased 54% to a record $99.4 million or $0.76 per diluted share. For the corresponding period ended January 29, 2005, net income was $64.5 million or $0.52 per diluted share. The Company’s reported results for the twelve month period ended January 28, 2006 include sales and earnings from Crosstown Traders, Inc. since its acquisition on June 2, 2005.

Net sales for the twelve months ended January 28, 2006 increased 18% to a record $2.756 billion, compared to sales of $2.335 billion for the twelve months ended January 29, 2005. Net sales for the Company’s direct-to-consumer segment for the period June 2, 2005 through January 28, 2006 were $298.9 million. Net sales for the Company’s retail stores segment for the twelve months ended January 28, 2006 increased 5% to $2.457 billion. Consolidated comparable store sales for the Company’s retail store brands increased 3% for the twelve months ended January 28, 2006.

Bern continued, “Our solid improvement in net income for fiscal year 2006 follows a strong 70% increase in net income during fiscal year 2005. Our margin on Income From Operations has improved by 100 basis points in each of the last two years, resulting in meaningful progress toward our goal for significant expansion in the Income From Operations margin.”

Bern added, “Looking ahead to the current fiscal year, we have aggressive plans for accelerating store growth, including the roll-out of Lane Bryant’s new Cacique side-by-side store, and our entry into the outlet channel through Lane Bryant Outlet stores. The addition of Crosstown Traders catalog business has also provided growth for our direct to consumer business including further acceleration in our rapidly growing e-commerce businesses.”

Outlook Reaffirmed for the First Quarter ending April 29, 2006
For the first quarter ending April 29, 2006, the Company has reaffirmed its projections for diluted earnings per share in the range of $0.23 - $0.25. This projection assumes total sales in a range of $735 to $745 million and comparable store sales increases of low single digits for the consolidated corporation. For the corresponding period ended April 30, 2005, which included record net income for the first quarter, diluted earnings per share were $0.23.

Charming Shoppes, Inc. will host its fourth quarter fiscal year 2006 earnings conference call today at 9:15 am Eastern time. To listen to the conference call, please dial 866-225-4091 approximately 10 minutes prior to the scheduled event. The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast represents consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At January 28, 2006, Charming Shoppes, Inc. operated 2,236 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. During the fifty-two weeks ended January 28, 2006 the Company opened 70, relocated 66, and closed 55 retail stores.  The Company ended the period with 1,025 Fashion Bug and Fashion Bug Plus stores, 748 Lane Bryant stores, 463 Catherines Plus Sizes stores, and approximately 15,355,000 square feet of leased space. Additionally, Crosstown Traders operates 3 outlet stores. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of and the business plan for Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		4th Quarter		4th Quarter
		Ended		Ended
	Percent	Jan. 28,	Percent	Jan. 29,	Percent
(in thousands, except per share amounts)	Change	2006	of Sales (a)	2005 (b)	of Sales (a)
Net sales	36.0	$799,620	100.0	$587,952	100.0

Cost of goods sold, buying, catalog, and occupancy	34.4	578,346	72.3	430,281	73.2
Selling, general, and administrative	32.8	193,951	24.3	146,041	24.8
Total operating expenses	34.0	772,297	96.6	576,322	98.0

Income from operations	134.9	27,323	3.4	11,630	2.0

Other income, principally interest	56.2	2,352	0.3	1,506	0.3
Interest expense	12.7	(4,477)	(0.6)	(3,971)	(0.7)

Income before income taxes	174.9	25,198	3.2	9,165	1.6
Income tax provision	40.6	6,044	0.8	4,300	0.7
Net income	293.7	$19,154	2.4	$4,865	0.8

Basic net income per share		$0.16		$0.04
Weighted average shares outstanding		120,785		118,362

Net income per share, assuming dilution		$0.15		$0.04
Weighted average shares and equivalents outstanding		138,351		120,311

(a) Results do not add due to rounding.
(b) Certain prior year amounts have been reclassified to conform to the current-year presentation.

Twelve Months	Twelve Months
Ended	Ended
	Percent	Jan. 28,	Percent	Jan. 29,	Percent
(in thousands, except per share amounts)	Change	2006(a)	of Sales (c)	2005 (b)	of Sales (c)
Net sales	18.0	$2,755,725	100.0	$2,334,735	100.0

Cost of goods sold, buying, catalog, and occupancy	16.4	1,911,275	69.4	1,642,649	70.4
Selling, general, and administrative	18.3	683,231	24.8	577,301	24.7
Expenses related to cost reduction plan	(100.0)	0	-	605	0.0
Total operating expenses	16.8	2,594,506	94.1	2,220,555	95.1

Income from operations	41.2	161,219	5.9	114,180	4.9

Other income, principally interest	193.5	9,093	0.3	3,098	0.1
Interest expense	14.7	(17,911)	(0.6)	(15,610)	(0.7)

Income before income taxes	49.9	152,401	5.5	101,668	4.4
Income tax provision	42.8	53,044	1.9	37,142	1.6
Net income	54.0	$99,357	3.6	$64,526	2.8

Basic net income per share		$0.83		$0.56
Weighted average shares outstanding		119,831		116,196

Net income per share, assuming dilution		$0.76		$0.52
Weighted average shares and equivalents outstanding		137,064		133,174

(a) Includes results of operations for Crosstown Traders from the acquisition date (June 2, 2005).
(b) Certain prior year amounts have been reclassified to conform to the current-year presentation.
(c) Results do not add due to rounding.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 28,	January 29,
(Dollars in thousands, except share amounts)	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$130,132	$273,049
Available-for-sale securities	86,978	52,857
Accounts receivable, net of allowances of $6,588 in 2006	38,603	0
Merchandise inventories	376,409	285,120
Deferred advertising	20,591	0
Deferred taxes	36,083	15,500
Prepayments and other	89,245	86,382
Total current assets	778,041	712,908

Property, equipment, and leasehold improvements - at cost	888,481	786,028
Less accumulated depreciation and amortization	525,882	465,365
Net property, equipment, and leasehold improvements	362,599	320,663

Trademarks and other intangible assets	250,074	169,818
Goodwill	154,553	66,666
Available-for-sale securities	240	240
Other assets	44,748	33,476
Total assets	$1,590,255	$1,303,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$50,000	$0
Accounts payable	133,236	127,819
Accrued expenses	222,544	154,681
Current portion - long-term debt	14,765	16,419
Total current liabilities	420,545	298,919

Deferred taxes and other non-current liabilities	162,800	101,743
Long-term debt	191,979	208,645

Stockholders’ equity
Common stock $.10 par value
Authorized - 300,000,000 shares
Issued - 133,954,852 shares and 132,063,290 shares	13,395	13,206
Additional paid-in capital	275,147	249,485
Treasury stock at cost - 12,265,993 shares	(84,136)	(84,136)
Deferred employee compensation	(13,453)	(8,715)
Accumulated other comprehensive loss	(3)	0
Retained earnings	623,981	524,624
Total stockholders’ equity	814,931	694,464
Total liabilities and stockholders’ equity	$1,590,255	$1,303,771

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	January 28,	January 29,	January 31,
(In thousands)	2006	2005	2004

Operating activities
Net income	$99,357	$64,526	$38,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,309	79,606	84,534
Deferred income taxes	(12,004)	11,521	6,067
Net (gain)/loss from disposition of capital assets	(725)	736	1,537
Gain from securitization of Catherines portfolio	(759)	0	0
Tax benefit related to stock plans	4,233	6,469	23
Other, net	0	185	(142)
Changes in operating assets and liabilities:
Accounts receivable	(38,603)	0	0
Merchandise inventories	(20,051)	24,875	(23,523)
Accounts payable	(6,481)	(7,958)	(12,175)
Deferred advertising	(7,797)	0	0
Prepayments and other	13,215	(28,888)	16,802
Income taxes payable	(3,602)	(1,128)	(6,016)
Accrued expenses and other	49,263	17,178	(5,849)
Net cash provided by operating activities	167,355	167,122	99,300

Investing activities
Investment in capital assets	(104,538)	(60,565)	(54,028)
Proceeds from sales of capital assets	3,432	0	500
Gross purchases of available-for-sale securities	(52,976)	(30,887)	(35,440)
Proceeds from sales of available-for-sale securities	18,849	48,206	31,463
Acquisition of Crosstown Traders, Inc., net of cash acquired	(256,717)	0	0
Purchase of Catherines receivables portfolio	(56,582)	0	0
Securitization of Catherines receivables portfolio	56,582	0	0
Securitization of Crosstown Traders, Inc. apparel-related receivables	50,000	0	0
Increase in other assets	(4,607)	(6,984)	(6,704)
Net cash used by investing activities	(346,557)	(50,230)	(64,209)

Financing activities
Proceeds from short-term borrowings	382,573	186,173	221,423
Repayments of short-term borrowings	(332,573)	(186,173)	(221,423)
Proceeds from long-term borrowings	0	18,098	1,557
Repayments of long-term borrowings	(22,212)	(18,530)	(14,566)
Payments of deferred financing costs	(1,371)	(350)	(1,500)
Proceeds from issuance of common stock	9,868	33,158	1,173
Net cash provided/(used) by financing activities	36,285	32,376	(13,336)

Increase/(decrease) in cash and cash equivalents	(142,917)	149,268	21,755
Cash and cash equivalents, beginning of year	273,049	123,781	102,026
Cash and cash equivalents, end of year	$130,132	$273,049	$123,781

Non-cash financing and investing activities
Equipment acquired through capital leases	$3,892	$5,399	$17,466

Certain prior-year amounts have been reclassified to conform to the current-year presentation.
Amounts are preliminary and subject to reclassifications and adjustments.